UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report:

(Date of earliest event reported)

December 17, 2008

DIGITALFX INTERNATIONAL, INC.
(Exact name of registrant as specified in charter)

Florida
(State or other Jurisdiction of Incorporation or Organization)

001-33667 (Commission File Number)		65-0358792 (IRS Employer Identification No.)
3035 East Patrick Lane Suite #9 Las Vegas, NV 89120 (Address of Principal Executive Offices and zip code)

702-938-9300
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Information included in this Form 8-K may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  This information may involve known and unknown risks, uncertainties and other factors which may cause DigitalFX International, Inc.’s (the “Registrant,” “we,” “our” or “us”) actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by any forward-looking statements.  Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend” or “project” or the negative of these words or other variations on these words or comparable terminology.  Forward-looking statements are based on assumptions that may be incorrect, and there can be no assurance that any projections or other expectations included in any forward-looking statements will come to pass.  Our actual results could differ materially from those expressed or implied by the forward-looking statements as a result of various factors.  Except as required by applicable laws, we undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

Item 1.01  Entry into a Material Definitive Agreement.
Item 5.03  Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Authorization and Issuance of New Class of Shares

On December 18, 2008, the Registrant filed Articles of Amendment of its Articles of Incorporation (the “Articles of Amendment”) with the Florida Secretary of State designating a new series of preferred stock consisting of 3,000,000 shares and known as Series A 12% Cumulative Convertible Preferred Stock (“Series A Preferred Stock”).  Each share of Series A Preferred Stock accrues dividends at the rate of 12% per annum, paid quarterly, on the original purchase price of $1.00, is convertible into 5 shares of Common Stock (subject to adjustment as provided in the Articles of Amendment and the conversion cap), votes on all matters with the shares of Common Stock on an as-converted basis (subject to the voting cap), has an initial liquidation preference equal to the original purchase price plus accrued dividends, participates with the Common Stock on an as-converted basis in the event that the initial liquidation preference for the Series A Preferred Stock is fully paid, and is entitled to vote as a separate class on certain significant matters.

Prior to approval by the Registrant’s shareholders of the issuance of more than 19.9% of outstanding shares of Common Stock on December 19, 2008, the Series A Preferred Stock is not permitted to convert into (the “conversion cap”), nor permitted to vote shares representing (the “voting cap”), more than 19.9% of the outstanding shares of Common Stock on December 19, 2008.

The Richard Kall Investment

On December 22, 2008, the Registrant entered into a Series A 12% Cumulative Convertible Preferred Stock Purchase Agreement (the “Purchase Agreement”) with Richard Kall, the Registrant’s Chairman of the Board and Chief Executive Officer, and manager of the Registrant’s majority shareholder, pursuant to which Mr. Kall agreed to purchase from the Registrant, for an aggregate purchase price of $2,000,000, 2,000,000 shares of Series A Preferred Stock and a warrant to purchase 1,000,000 shares of Series A Preferred Stock (“Series A Warrant”), with a term of 5 years and an exercise price of $1.00 per share. Mr. Kall paid the aggregate purchase price through an advance on November 14, 2008 of $500,000 to the Registrant, an advance on December 18, 2008 of $200,000 to the Registrant, and a cash payment of $1,300,000 on December 22, 2008.

The Debt Restructuring

The Debt Reduction: On December 22, 2008, the Registrant entered into an Amendment and Exchange Agreement with each of the institutional investors (“Investors”) holding Amended and Restated Senior Secured Convertible Notes (the “Existing Investor Notes”), pursuant to which, among other things, the parties agreed to reduce the exercise price of outstanding Amended and Restated Warrants held by the Investors to $0.24 (subject to adjustment as provided in the Amended and Restated Warrants, including pursuant to economic anti-dilution adjustments), the Registrant agreed to redeem in cash from the Investors an aggregate principal amount of $650,000, and the Investors agreed to exchange their Existing Notes for a combination of (1) an aggregate of 5,520,000 shares of the common stock of WoozyFly Inc. owned by the Registrant and (2) subject to the earlier of the AMEX’s approval of the listing of the Exchange Shares (as defined below) and the shares underlying the Amended and Restated Notes (as defined below) issued to the Investors, and the Common Stock being listed on the OTC Bulletin Board (only if AMEX does not approve the additional listing application by January 30, 2009), (A) Second Amended and Restated Senior Secured Convertible Notes (“Amended and Restated Notes”) and (B) an aggregate of up to 5,167,046 shares of Common Stock (subject to adjustment based on the date on which such shares are issued) (the “Exchange Shares”).  The Amended and Restated Notes issued to the Investors will have an aggregate principal amount of up to $605,750.08 (subject to adjustment based on the date on which such Amended and Restated Notes are issued).  The Amendment and Exchange Agreements also provide that the Registrant shall have the right, for the one-year period commencing on the date the Exchange Shares are issued, to repurchase the Exchange Shares for an aggregate payment of $900,000 (subject to adjustment in the event Exchange Shares are sold by the Investors).

The Forbearance: Each of the Investors covenanted that until the close of business (PST) on February 13, 2009, such party shall forbear from taking, or causing any other person to take, any action to enforce any rights that they may have, individually or together with other holders of the Amended and Restated Senior Secured Convertible Notes, as a result of any event of default that has occurred or may occur prior to such date with respect to the Registrant’s failure to satisfy one or more financial covenants set forth in such notes.  As a result, the Registrant agreed not issue or commit to issue any shares of Common Stock or securities convertible into or exchangeable for shares of Common Stock (other than those set forth in the disclosure schedules to the Amendment and Exchange Agreements) to any third party until after the issuance of the Amended and Restated Notes and the Exchange Shares.

The Richard Kall Note: On December 22, 2008 the Registrant also entered into an Agreement (the “Framework Agreement”) with Mr. Kall pursuant to which Mr. Kall agreed, subject to the earlier of the AMEX’s approval of the listing of the shares of Common Stock underlying the Amended and Restated Note to be issued to Mr. Kall and the Common Stock being listed on the OTC Bulletin Board (only if AMEX does not approve the additional listing application by January 30, 2009), to exchange his existing Amended and Restated Senior Secured Convertible Notes for an Amended and Restated Note in the principal amount of up to$362,524.55 (subject to adjustment based on the date on which such Amended and Restated Note is issued).

Terms of the New Notes: The Amended and Restated Notes will have a term expiring November 30, 2010, will carry interest at 7.50% per annum on the unpaid/unconverted principal balance, payable quarterly in arrears in cash beginning April 1, 2009, and will be secured on a senior basis against all of the assets of the Registrant. The Registrant will also be required to make aggregate monthly principal payments of $25,000, plus accrued interest thereon, beginning July 1, 2009.  The Amended and Restated Notes will be convertible at the option of the holders thereof prior to their maturity into approximately 4,034,479 shares of Common Stock, based on a conversion price equal to $0.24 per share (subject to adjustment as provided in the Amended and Restated Notes, including pursuant to economic anti-dilution adjustments).

Additionally, if at any time after the date the Amended and Restated Notes are issued, the closing sale price of Common Stock equals or exceeds $0.288 for ten consecutive trading days (as adjusted for any stock splits, stock dividends, recapitalizations, combinations, reverse stock splits or other similar events during such period) and provided that the Registrant has complied with certain equity conditions, the Registrant will be able to require the holders to convert 50% of the remaining principal and accrued but unpaid interest of the Amended and Restated Notes into Common Stock.  If at any time beginning at least 5 trading days from the date of the initial mandatory conversion, the closing sale price of Common Stock equals or exceeds $0.312 for ten consecutive trading days (as adjusted for any stock splits, stock dividends, recapitalizations, combinations, reverse stock splits or other similar events during such period) and provided that the Registrant has complied with certain equity conditions, the Registrant will be able to require the holders to convert the remaining principal and accrued but unpaid interest of the Amended and Restated Notes into Common Stock.

The holders of the Amended and Restated Notes will be entitled to accelerate the maturity in the event that there occurs an event of default under the Amended and Restated Notes, including, without limitation, if the Registrant fails to pay any amount under the Amended and Restated Notes when due, if a judgment is rendered against the Registrant in an amount set forth in the Amended and Restated Notes, if the Registrant breaches any representation or warranty under that certain Securities Purchase Agreement dated November 30, 2007, as amended, or other transaction documents, or if the Registrant fails to comply with the specified covenants set forth in the Amended and Restated Notes.  Among other covenants, the Amended and Restated Notes contain financial covenants whereby the Registrant will be required to achieve specified EBITDA (earnings before interest, tax, depreciation and amortization) and revenue targets in each of the fiscal quarters during which the Amended and Restated Notes are outstanding.  Any failure by the Registrant to achieve an EBITDA or revenue target will be considered a breach of the financial covenant.

Also in connection with the Amendment and Exchange Agreements, the Registrant agreed to reimburse the fund manager of one of the Investors for its out-of-pocket expenses incurred in connection with the transactions contemplated by the Amendment and Exchange Agreements, including the actual and reasonable fees and disbursements of the fund manager’s legal counsel, up to an aggregate amount of $5,000.

The AttainResponse Option

On December 17, 2008, the Registrant acquired an option (the “Option”) to purchase up to 48% of the outstanding equity securities or other interests (the “Option Interest”) in AttainResponse LLC, a Colorado based company (the “Company”), which engages in the development and management of content delivery applications to include text and video email hosting, email marketing and streaming video hosting, currently marketed under the brand “F5.”  The Option Interest was valued at $1,050,000 on such date.

The Option was acquired from the majority members of the Company who together own and control over 70% of the Company.  Other members of the Company may join in the sale of their interests should the Option be exercised.  The Option, as set forth in that certain definitive term sheet executed on December 17, 2008 (“Definitive Term Sheet”), can be exercised by the Registrant during a period of 12 months starting December 17, 2008 (the “Option Term”), through the Registrant’s issuance of an aggregate of 4,375,000 shares (the “Common Shares”) of the Registrant’s common stock, $0.001 par value per share (“Common Stock”), to the Company’s members participating in the Option.  The Registrant also agreed to assume up to $118,500 of debt owed by the Company and will conduct all necessary due diligence of the Company and its technology as a condition to the exercise of the Option.

The Registrant is currently conducting system wide testing of the Company’s F5 technology which may be substituted for certain of the Registrant’s products and e-services starting the first quarter of 2009.  If integration is achievable, a licensing and service agreement will be negotiated by the Registrant and the Company.  The exercise of the Option is conditioned upon the completion of additional research and development tasks and a seamless integration of the Company’s technology with the Registrant’s technology, as well as the entry into the license and service agreement.  Should the monthly revenues of the Registrant reach $1.5 million during the Option Term, the Registrant will be obligated to exercise the Option.

Before the Registrant can exercise the Option, it must obtain the affirmative vote of its board of directors and the approval by the American Stock Exchange (“AMEX”) to the issuance of the Common Shares.

Upon exercise of the Option the Registrant will be entitled to appoint a member to the board of directors of the Company and will have veto power over the election of one additional member out of a board of directors consisting of three directors.

The Registrant or its affiliates do not have any material relationship with the Company or its members, except that one member of the Company is an independent distributor of VMDirect, L.L.C., one of the Registrant’s wholly-owned subsidiaries.

The foregoing descriptions do not purport to be a complete description of the terms of the documents, and this description is qualified in its entirety by the terms of the transaction documents, including the Articles of Amendment, the Definitive Term Sheet, the Purchase Agreement, the Series A Warrant, the Framework Agreement, the form of Amendment and Exchange Agreement and the form of Second Amended and Restated Senior Secured Convertible Note, respectively.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, DigitalFX International, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DigitalFX International, Inc.

Date: December 23, 2008	By:	/s/ Abraham Sofer
Abraham Sofer
President